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                                                                   Exhibit 11

              NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                        Computation of Earnings Per Share
                  Years Ended December 31, 1997, 1996 and 1995
               (in millions of dollars, except per share amounts)




                                                    1997           1996            1995
                                                    ----           ----            ----

Net income                                      $      265.2    $    223.6      $      209.6
                                                ============    ============    ============

Diluted net income                              $      265.2    $    223.6      $      209.6
                                                ============    ============    ============

Weighted average common shares outstanding       124,031,688     104,745,000     104,745,000
Dilutive effect of stock options                      34,550              --              --
                                                ------------    ------------    ------------
Diluted common shares outstanding                124,066,238     104,745,000     104,745,000
                                                ============    ============    ============

Earnings per common share:
  Basic                                         $       2.14
  Diluted                                       $       2.14